Exhibit 99.1

Company Contact:	Agency Contact:
Joseph W. Baty, Chief Financial Officer	Keith Lippert / Kirsten Chapman
(801) 975-5186	Lippert / Heilshorn & Associates
email: joeb@schiffnutrition.com	(212) 838-3777 / (415) 433-3777
www.schiffnutrition.com	email: KChapman@lhai.com

SCHIFF NUTRITION INTERNATIONAL, INC. ANNOUNCES
FISCAL 2010 FIRST QUARTER RESULTS

Salt Lake City, Utah, September 17, 2009: Schiff Nutrition International, Inc., (NYSE: WNI), today announced results for the fiscal 2010 first quarter.

Schiff Nutrition’s net sales were $48.6 million for the three months ended August 31, 2009, compared to $47.8 million for the same period in fiscal 2009. For the fiscal 2010 first quarter, Schiff Nutrition reported net income of $4.4 million, or $0.15 per diluted share. This compares to fiscal 2009 first quarter net income of $3.2 million, or $0.11 per diluted share.

Bruce Wood, President and Chief Executive Officer, stated, “We were encouraged with our first quarter results. We experienced overall net sales growth of just under 2% in the first quarter versus the year ago period, as strong performance on our branded business more than offset a decline in private label sales volume. We also registered significant improvement in operating income, primarily due to an increase in gross profit from a more favorable quarter over quarter product sales mix.”

Wood added, “We were solidly profitable even as the competitive environment and economic conditions remained very challenging. Our increasingly strong balance sheet enabled us to return to our shareholders the $0.50 per share special dividend on August 28, 2009. We believe we are well positioned to support our brands and compete aggressively over the long term.”

Conference Call Information
Schiff Nutrition International will hold a conference call today, September 17, at 11 a.m. ET. The U.S. domestic access number is 866-788-0543. International participants should dial 857-350-1681. The participant pass code is 82570532. Please call in approximately ten minutes in advance. The conference call will be broadcast live over the internet at http://www.schiffnutrition.com/press.asp, and the webcast will be available through October 1, 2009. A replay of the call will be available by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers; enter access code 58107928. The telephone replay will be available through September 22, 2009.

About Schiff Nutrition
Schiff Nutrition International, Inc. develops, manufactures, markets and distributes branded and private label vitamins, nutritional supplements and nutrition bars in the United States and throughout the world. To learn more about Schiff, please visit the web site www.schiffnutrition.com.

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are based on management’s beliefs and assumptions, current expectations, estimates, and projections. These statements are subject to known and unknown risks and uncertainties, certain of which are beyond the company’s ability to control or predict, and, therefore, actual results may differ materially. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date hereof. Schiff Nutrition disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on these forward-looking statements.

Important factors that may cause these forward-looking statements to be false include, but are not limited to: the level of customer and consumer acceptance of Move Free® Advanced and MegaRed®, the inability to gain or maintain market distribution for MegaRed, the inability to successfully implement marketing and spending programs behind our Move Free, MegaRed and other branded products, the impact of raw material pricing, availability (particularly relating to the limited number of krill oil suppliers) and quality (particularly relating to joint care products and ingredients from suppliers outside the United States, including China), the mix between branded and private label products, the inability to grow and/or maintain branded and private label sales, the inability to enforce or protect our intellectual property rights against infringement, the inability to achieve cost savings and operational efficiencies, the inability to increase operating margins and increase revenues, dependence on individual products, dependence on individual customers, the impact of competitive products and pricing (including private label), market and industry conditions (including pricing, demand for products and level of trade inventories), the impact of clinical studies regarding our products or other nutritional supplements, particularly relating to the joint care category, the success of product development, the inability to obtain customer acceptance of new product introductions, changes in laws and regulations, litigation and government or administrative regulatory action in the United States and internationally, including FDA enforcement and challenges to marketing, advertising or product claims, the inability or increased cost to comply with or maintain new good manufacturing practices for the dietary supplement industry, the inability or increased cost to obtain product liability and general insurance, the uncertainty of market acceptance of new products, adverse publicity regarding nutritional supplements and/or their ingredients, the inability to find strategic transaction opportunities or the inability to successfully consummate or integrate a strategic transaction, changes in accounting standards, and other factors indicated from time to time in the company’s SEC reports, copies of which are available upon request from the company’s investor relations department or may be obtained at the SEC's web site (www.sec.gov). These risks and uncertainties should be carefully considered before making an investment decision with respect to shares of our common stock.

– Tables to Follow –

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SCHIFF NUTRITION INTERNATIONAL, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended August 31,
	2009	2008

Net sales	$48,565	$47,790
Cost of goods sold	29,403	29,912

Gross profit	19,162	17,878
Operating expenses:
Selling and marketing	6,633	8,133
Other operating expenses	5,503	4,725
Total operating expenses	12,136	12,858

Income from operations	7,026	5,020
Other income, net	36	279

Income before income taxes	7,062	5,299
Income tax expense	2,671	2,050

Net income	$4,391	$3,249

Weighted average common shares outstanding – diluted	28,743	28,627

Net income per share – diluted	$0.15	$0.11

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SCHIFF NUTRITION INTERNATIONAL, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

	August 31,	May 31,
	2009	2009
	(unaudited)

Cash and cash equivalents	$48,720	$52,648
Available-for-sale securities	4,485	4,241
Receivables, net	17,211	20,716
Inventories	30,274	30,024
Other current assets	3,724	3,620

Total current assets	104,414	111,249

Property and equipment, net	13,990	13,920

Other assets, net	5,570	5,028

Total assets	$123,974	$130,197

Current liabilities	$22,015	$19,034

Long-term liabilities	2,312	1,470

Stockholders’ equity	99,647	109,693

Total liabilities & stockholders’ equity	$123,974	$130,197

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